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                                                                    Exhibit 23.1


CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


The Registrant was unable to obtain the written consent of Arthur Andersen LLP to incorporate by reference in this filing its report dated May 29, 2001 for the period ended December 31, 2000. The absence of such consent may limit recovery from Arthur Andersen by investors related to any claims that they may assert as a result of the audit performed by Arthur Andersen.